Exhibit 99-B.8.7

SELLING AND SERVICES AGREEMENT
AND
FUND PARTICIPATION AGREEMENT

THIS AGREEMENT is made and entered into as of this 30th day of November,
2006 by and among ING Life Insurance and Annuity Company ("ING Life"), ING
Financial Advisers, LLC ("ING Financial") (collectively, "ING"), Artisan Partners
Limited Partnership ("APLP") and Artisan Distributors LLC ("Distributor"), acting as distributor for the registered open-end management investment companies whose shares are or may be distributed by Distributor (each a "Fund" or collectively the "Funds"). The
Funds currently distributed by Distributor are set forth on Schedule A hereto.

WHEREAS, Distributor acts as principal underwriter for the Funds and APLP serves as the investment adviser to the Funds; and

WHEREAS, ING Life is an insurance company that issues annuity contracts to, and/or provides various recordkeeping and other administrative services to, certain plans under Sections 401, 403(b), 457 or 408 of the Internal Revenue Code of 1986, as
amended ("Code"), certain nonqualified deferred compensation arrangements, and custodial accounts under Section 403(b)(7) or 408 of the Code (collectively, "Plans"); and

WHEREAS, such Plans may invest in the Funds directly, or alternatively, certain of such Plans may invest in the Funds indirectly through annuity contracts issued by ING
Life (the "Contracts"); and

WHEREAS, ING Life has established separate accounts: Variable Annuity
Accounts B, C, F and I and Separate Account D, and may establish such other accounts as may be set forth in Schedule B attached hereto (the "Separate Accounts") to serve as an investment vehicle for the Contracts; and

WHEREAS, ING Life will provide various administrative and shareholder services in connection with the investment by the Plans in the Funds or in the Contracts; and

WHEREAS, ING Financial will distribute to Plans shares of the Funds or units of the Separate Accounts that may in turn invest in the Funds;

NOW, THEREFORE, it is agreed as follows:

1.	Investment of Plan Assets.

                  (a) With respect to Plans that invest in the Funds directly, ING Financial represents that it is authorized under the Plans to implement the investment of Plan assets in the name of an appropriately designated nominee of each Plan ("Nominee") in shares of investment companies or other investment vehicles specified by a sponsor, an

Services Agreement (FINAL).doc

investment adviser, an administrative committee, or other fiduciary as designated by a
Plan ("Plan Representative") upon the direction of a Plan participant or beneficiary
("Participant"). The parties acknowledge and agree that selections of particular investment companies or other investment vehicles are made by Plan representatives or
Participants, who may change their respective selections from time to time in accordance with the terms of the Plan.

                 (b) With respect to Plans that invest in the Funds indirectly through the
Contracts, ING Life represents that each of the Separate Accounts is a separate account under Connecticut Insurance law and that it has registered or will register each of the
Separate Accounts (except for such Accounts for which no such registration is required)
as a unit investment trust under the Investment Company Act of 1940 (the" 1940 Act"), to
serve as an investment vehicle for the Contracts. Each Contract provides for the allocation of net amounts received by ING Life to a Separate Account for investment in the shares of one or more specified open-end management investment companies available through that
Separate Account as underlying investment media. Selection of a particular investment management company and changes therein from time to time are made by the Contract
Owner or Participant, as applicable under a particular Contract.

                 (c) In recognition of the foregoing, Distributor, on behalf of the Funds, hereby appoints each of ING Financial and ING Life as agent for each Fund for the limited purposes of accepting purchase and redemption orders from Nominees, Contract owners,
Plan Representatives or Participants who may from time to time purchase or sell shares of the Funds. Each of ING Financial and ING Life will not hold itself out to the public or engage in any other activity as a distributor for the Funds, and except to the extent provided above, ING will not act, or be deemed to act, on behalf of or as an agent of the Funds,
APLP or Distributor. Each of ING Financial and ING Life may delegate some or all of its duties under this Agreement, provided that in all events ING Financial and ING Life, respectively, shall remain responsible and liable for the acts and conduct of any such delegate to the same extent as if such acts and conduct had been performed by ING
Financial and/or ING Life, as applicable. For the avoidance of doubt, the parties agree that the provisions of this Agreement shall in no way limit the authority of Artisan Funds, Inc.
to take such actions as it may deem appropriate or advisable in connection with all matters relating to the operations of the Funds and/or the sale of the shares of the Funds.

2. Omnibus Account.

    The parties agree that, with respect to each Fund, a single omnibus account held in the name of the Nominee shall be maintained for those Plan assets directed for investment directly in the Fund, and a single omnibus account held in the name of ING
Life shall be maintained for those Plan assets directed for investment in the Fund through the Contracts (collectively, the "Accounts.") ING Life as issuer of the Contracts or as service agent for the Plans, shall facilitate purchase and sale transactions with respect to the Accounts in accordance with the Agreement.

3.	Pricing Information, Orders, Settlement.

         (a) Distributor will make shares available to be purchased by the Nominee or by
ING Life, as applicable, on behalf of the Accounts, at the net asset value applicable to each order; provided, however, that the Plans or the Separate Accounts meet the criteria for purchasing shares of the Funds at net asset value as described in the Funds'
prospectuses. Fund shares shall be purchased and redeemed on a net basis for such Plans or such Separate Accounts in such quantity and at such time determined by ING or the
Nominee to correspond with investment instructions received by ING from Contract owners, Plan Representatives or Participants.

         (b) Distributor agrees to furnish or cause to be furnished to ING Financial, for each
Fund: (i) confirmed net asset value information as of the close of regular session trading
(currently 4:00 p.m., East Coast time) on the New York Stock Exchange ("Close of
Trading") on each business day that the New York Stock Exchange is open for business
("Business Day") or at such other time as the net asset value of a Fund is calculated as disclosed in the relevant then current prospectus(es) in a format that includes the Fund's name and the change from the last calculated net asset value, (ii) dividend and capital gains information as it becomes available, and (iii) in the case of a fixed income fund, the daily accrual or the distribution rate factor. Distributor shall provide or cause to be provided to ING Financial such information by 7:00 p.m., East Coast time.

          (c) ING Financial, as agent for the Funds for the sole purposes expressed herein shall receive from Contract owners, Plan Representatives or Participants for acceptance as of the Close of Trading on each Business Day: (i) orders for the purchase of shares of the Funds, exchange orders, and redemption requests and redemption directions with respect to shares of the Funds held by the Nominee or by ING Life on behalf of its
Separate Accounts ("Instructions"), (ii) transmit to Distributor such Instructions by 9:00
a.m., East Coast time on the next following Business Day, and (iii) upon acceptance of any such Instructions, communicate such acceptance to the Contract owners, Plan
Representatives or Plan Participants, as appropriate ("Confirmation"). The Business Day on which such Instructions are received in proper form by ING Financial and time stamped by the Close of Trading will be the date as of which Fund shares shall be deemed purchased, exchanged, or redeemed as a result of such Instructions ("Trade
Date"). Instructions received in proper form by ING Financial and time stamped after the
Close of Trading on any given Business Day shall be treated as if received on the next following Business Day. ING Financial agrees that all Instructions received by ING
Financial, which will be transmitted to Distributor for processing as of a particular
Business Day, will have been received and time stamped prior to the Close of Trading on that previous Business Day.

            (d) ING Financial will wire payment, or arrange for payment to be wired, for such purchase orders, in immediately available funds, to a Fund custodial account or accounts designated by Distributor, as soon as possible, but in any event no later than 4:00 p.m.,
East Coast time on the next Business Day after the Trade Date.

            (e) Distributor or its designees will wire payment, or arrange for payment to be wired, for redemption orders, in immediately available funds, to an account or accounts designated by ING Financial, as soon as possible, but in any event no later than 4:00 p.m.
East Coast time on the next Business Day after the Trade Date.

             (f) In lieu of applicable provisions set forth in paragraphs 3(a) through 3(e) above, the parties may agree to provide pricing information, execute orders and wire payments for purchases and redemptions through National Securities Clearing Corporation's
Fund/SERV System, in which case such activities will be governed by the provisions set forth in Exhibit I to this Agreement.

            (g) Upon Distributor's request, ING shall provide copies of historical records relating to transactions between the Funds and the Contract owners, Plan Representatives or Participants investing in such Funds, written communications regarding the Funds to or from such persons, and other materials, in each case, as may reasonably be requested to enable Distributor or any other designated entity, including without limitation, auditors, investment advisers, or transfer agents of the Funds to monitor and review the services being provided under this Agreement, or to comply with any request of a governmental body or self-regulatory organization or a shareholder. ING also agrees that
ING will permit Distributor or the Funds, or any duly designated representative to have reasonable access to ING's personnel and records in order to facilitate the monitoring of the quality of the services being provided under this Agreement.

            (h) ING Financial shall assume responsibility as herein described for any loss to
Distributor or to a Fund caused by a cancellation or correction made to an Instruction by a Contract owner, Plan Representative or Participant subsequent to the date as of which such Instruction has been received by ING Financial and originally relayed to Distributor, and ING Financial will immediately pay such loss to Distributor or such Fund upon ING
Financial's receipt of written notification, with supporting data.

             (i) In the event any incorrect payment is made to ING or an ING customer's account by the Distributor or one of the Funds, or by ING to the Distributor or one of the
Funds due to an incorrect calculation of a Fund's daily net asset value, such incorrect payment shall be corrected in a manner consistent with the net asset value error correction policy of Artisan Funds, Inc., as in effect from time to time. In the event any incorrect payment is made to ING or an ING customer's account by the Distributor or one of the
Funds due to an error with respect to dividend rates or capital gains distribution rates,
Distributor agrees to correct such error such that, holding all else equal, each affected
ING customer shall be in the position such customer would have been in if the error had not been made. Distributor will reimburse ING for all reasonable expenses, if any, incurred by ING to adjust all Plan or Plan Participant accounts affected by such errors;
provided, however, that Distributor shall not be obligated to reimburse ING for expenses that exceed $5,000 per occurrence. In the event any overpayment is made to either party for any other reason, the party receiving the overpayment shall repay such overpayment to the party making the payment promptly, but in no event more than fifteen days after receipt of notice of the overpayment. If the overpayment is not timely repaid, each party is authorized to offset any such overpayment against any funds otherwise payable to the overpaid party.

           (j) Each party shall notify the other of any errors or omissions in any information, including net asset value and distribution information, and interruptions in or delay or unavailability of, the means of transmittal of any such information as promptly as possible. ING will notify Distributor or its agent if discrepancies arise between the records ING maintains for its customers with investments in shares of the Funds and the information ING is provided by the Funds or their designee. In all cases, the records of the Funds or their designee will be the official records of the Funds. The parties agree to maintain reasonable errors and omissions insurance coverage commensurate with each party's respective responsibilities under this Agreement.

4.        Servicing Fees.

           The provision of shareholder and administrative services to Contract owners or to the Plans shall be the responsibility of ING Financial, ING Life or the Nominee and shall not be the responsibility of Distributor. The Nominee, or ING Life on behalf of its
Separate Accounts, will be recognized as the sole shareholder of Fund shares purchased under this Agreement. It is further recognized that there will be a substantial savings in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders. In consideration of the administrative savings resulting from such arrangement, APLP agrees to pay to ING Life a quarterly servicing fee based on the annual rate of 0.35% (0.0875% quarterly) of the average net assets invested in the
Funds through the Contracts or through ING Life's arrangements with Plans in each calendar quarter. APLP will make such quarterly payments to ING Life after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Life for the quarter. Upon request, ING will provide APLP with a statement showing the number of plan participants. Each quarterly fee will be independent of every other quarterly period fee. ING understands that a portion of the fees will be reimbursed to APLP by the Funds in accordance with the
Funds' practices in effect from time to time.

5.        Expenses.

           Except as otherwise agreed in writing, ING shall bear all expenses incidental to the performance of the services described herein. However, Distributor shall, at its own expense, provide ING, or at ING's request, the Plan, with such sufficient copies of relevant prospectuses for all Participants making an initial Fund purchase as well as relevant prospectuses, prospectus supplements and periodic reports to shareholders, and other material as shall be reasonably requested by ING to disseminate to Plan participants who purchase shares of the Funds. In addition, Distributor shall reimburse ING Life for all costs reasonably incurred by ING Life associated with proxies for the Funds, including proxy preparation, group authorization letters, programming for tabulation and necessary materials (including postage).

6.         Termination.

This Agreement shall terminate as to the maintenance of the Account:

            (a) At the option of either ING Life, ING Financial, Distributor or APLP upon six
(6) months advance written notice to the other parties;

            (b) At the option of ING Life or ING Financial, if shares of the Funds are not available for any reason to meet the investment requirements of the Contracts or the
Plans; provided, however, that prompt advance notice of election to terminate shall be furnished by the terminating entity;

            (c) Immediately at the option of either ING Financial, Distributor or APLP, upon institution of formal disciplinary or investigative proceedings against ING Financial,
Distributor, APLP or the Funds by the National Association of Securities Dealers, Inc.
("NASD"), SEC, or any other regulatory body;

            (d) Immediately upon written notice to another party if such other party materially breaches the Agreement or engages in willful misconduct or negligence in the performance of, or failure to perform, its obligations under this Agreement which is not cured within 30 days after notice of such breach has been provided to the breaching party;

            (e) At the option of Distributor, if Distributor shall reasonably determine in good faith that shares of the Funds are not being offered in conformity with the terms of this
Agreement;

            (f) At the option of either party upon termination of the management agreement between the Fund and APLP; written notice of such termination shall be promptly furnished to ING;

            (g) Upon the determination of ING Life to substitute for the Fund's shares the shares of another investment company in accordance with the terms of the applicable
Contracts. ING Life will give 60 days' written notice to the Fund and the Distributor of any decision to replace the Fund's shares;

             (h) Upon assignment of this Agreement by any party, unless made with the written consent of all other parties hereto; provided, however, that ING Financial and ING Life may assign, without consent of Distributor, their respective duties and responsibilities under this Agreement to any of their affiliates, or

             (i) If the Fund's shares are not registered, issued or sold in conformance with federal law or such law precludes the use of Fund shares as an investment vehicle for the

Contracts or the Plans; provided, however, that prompt notice shall be given by any party should such situation occur.

7.         Continuation of Agreement.

            Following termination as the result of any cause listed in Section 6 above, the
Funds' respective obligations to continue as an investment option for Contracts then in force for which its shares serve or may serve as the underlying medium, or for Plans electing to invest in the Funds prior to the termination of this Agreement, shall continue in effect for a period of no more than six (6) months. Thereafter, additional purchases of
Fund shares in the Accounts will not be accepted or permitted. The obligations of ING
Financial and ING Life under this Agreement shall also continue during any such post-
termination period. For the avoidance of doubt, APLP's payment obligations as set forth
Section 4 above shall terminate as and when termination of the Agreement is effective.

8.          Advertising and Related Materials.

             (a) Advertising and literature with respect to the Funds prepared by ING Financial or the Nominee or its agents for use in marketing shares of the Funds to Contract owners or Plans (except any material that simply lists the Funds' names) shall contain only information that is accurately derived from (i) the Funds' then-current prospectus(es), statement(s) of additional information or current sales literature approved by Distributor and provided to ING for specific use with its customers, or (ii) third party sources, provided that ING reasonably believes such information is accurate.

             (b) Distributor will provide in hard copy to ING at least one complete copy of all prospectuses, statements of additional information, annual and semiannual reports and proxy statements, and all amendments or supplements to any of the above documents promptly after the filing of such document with the SEC or other regulatory authorities.
In addition, Distributor will provide an electronic copy of each of the foregoing upon request from ING.

             (c) Distributor will provide to ING via electronic transmission (currently an
Excel spreadsheet) quarterly portfolio information necessary to update Fund profiles within seven business days following the end of each quarter, provided that Distributor will provide complete portfolio holdings information not later than one business day after such information is posted to Artisan Funds' website, consistent with Artisan
Funds, Inc. policies with respect to portfolio holdings disclosure in effect from time to time.

9.           Proxy Voting.

              ING or the Nominee will distribute to Contract owners, Plan Representatives or
Participants all proxy materials furnished by Distributor or its designees for the Funds.
ING and the Nominee shall not oppose or interfere with the solicitation of proxies for
Fund shares held for such beneficial owners.

10.         Indemnification.

             (a) ING agrees to indemnify and hold harmless the Funds, Distributor and APLP and each of their directors, officers, employees, agents and each person, if any, who controls the Funds within the meaning of the Securities Act of 1933 ("1933 Act") against any losses, claims, damages or liabilities to which the Funds, Distributor, APLP or any such director, officer, employee, agent, or controlling person may become subject, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) (i) result from or arise out of the provision of administrative services by ING Life under this Agreement,
(ii) result from a breach of a material provision of this Agreement, (iii) result from the acceptance by Distributor, the Funds or the Funds' transfer agent of purchase orders, redemption requests, or other requests for transactions or entry of trading information, and resulting reliance thereon, delivered by ING to Distributor, the Funds or the Funds'
transfer agent by facsimile transmission, or (iv) result from or arise out of the dissemination or other use of information about Distributor, its affiliates, the Funds or the shares of the Funds, unless such information is accurately derived from the Funds' current prospectus(es) and/or statement(s) of additional information or is supplied by the Funds or Distributor to ING for specific use with ING's customers. ING will reimburse any legal or other expenses reasonably incurred by the Funds, APLP, Distributor or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that
ING will not be liable for indemnification hereunder to the extent that any such loss, claim, damage, liability or action arises out of or is based upon the gross negligence or willful misconduct of the Funds, APLP, Distributor or any such director, officer, employee, agent or any controlling person herein defined in performing their obligations under this Agreement.

           (b) Distributor agrees to indemnify and hold harmless each of ING Financial and
ING Life, the Nominee and each of their directors, officers, employees, agents and each person, if any, who controls ING Financial and ING Life and the Nominee within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which ING
Financial or ING Life, the Nominee, or any such director, officer, employee, agent or controlling person may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement of any material fact contained in the registration statement or prospectus or arise out of, or are based upon, the omission or the alleged omission to state a material fact that is necessary to make the statements therein not misleading or (ii) result from a breach of a material provision of this Agreement. Distributor will reimburse any legal or other expenses reasonably incurred by ING Financial or ING Life, the Nominee, or any such director, officer, employee, agent, or controlling person in connection with investigation or defending any such loss, claim, damage, liability or action; provided, however, that will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability arises out of, or is based upon, the gross negligence or willful misconduct of ING Financial or ING Life, the Nominee or their respective directors, officers, employees, agents, or any controlling person herein defined in the performance of their obligations under this Agreement.

           (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party otherwise than under this Section 10. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this
Section 10 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

11.       Representations and Warranties.

            (a) Representations of ING Life. ING Life represents and warrants:

            (i) that it (1) is a life insurance company organized under the laws of the State of
Connecticut, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state insurance laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this
Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

            (ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Fund through the Account.

            (b) Representations of ING Financial. ING Financial represents and warrants:

            (i) that it (1) is a member in good standing of the NASD, (2) is registered as a broker-dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement;

            (ii) that it (1) is a limited liability company duly organized under the laws of the
State of Delaware , (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state and securities laws, (4) is duly registered and authorized to conduct business in every jurisdiction where such registration or authorization is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this
Agreement and carry out its obligations pursuant to the terms of this Agreement;

           (iii) that it is authorized under the Plans to make available investments of Plan assets in the name of the Nominee of each Plan or in the name of ING Life in shares of investment companies or other investment vehicles specified by Plan Representatives or
Participants; and

            (c) Each of ING Life and ING Financial represent and warrant:

            (i) that neither of them shall, without the written consent of Distributor, make representations concerning Distributor, APLP, their affiliates, the Funds or the shares of the Funds except for those representations contained in the Funds' current prospectus(es), statement(s) of additional information and in current sales literature approved by
Distributor and provided to them for specific use with their customers; that neither of them shall use, nor shall they allow their employees or agents to use, the name or logo of
Distributor, the Funds, APLP or any of their affiliates, or any products or services sponsored, managed, advised, administered or distributed by such parties for advertising, trade or other commercial or noncommercial purposes without the express written consent of Distributor (provided that either of them may use the name of a Fund or Funds in a listing of funds ING Life and ING Financial may make available to their customers);
and that neither of them will, without the express written consent of Distributor, create a hyperlink from any website it or they may maintain to any website maintained by
Distributor or Artisan Funds, Inc.

            (ii) that ING has adopted its own excessive trading policy, a copy of which is attached in Exhibit II ("Market Timing Policy"); that ING does not monitor trading in fund shares on behalf of, or in accordance with disclosed policies of, any fund groups;
however, ING does monitor individual participant and contract owner trading in accordance with its Market Timing Policy; that ING will use its best efforts, and shall reasonably cooperate with Distributor and the Funds, to enforce both its Market Timing
Policy and stated policies in a Fund's currently effective prospectus or Statement of
Additional Information regarding transactions in Fund shares, including those related to market timing and excessive trading; that ING will execute any instructions from
Distributor or the Funds to restrict or prohibit further purchases or exchanges of Fund shares by an individual participant or contract owner who has been identified by the
Funds as having engaged in transactions in Fund shares that violate policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding securities issued by the Funds; and that ING will use its best efforts, and will reasonably cooperate with the Company and the Funds, to prevent future market timing and frequent trading.

          (ii) that each have implemented internal controls designed to prevent purchase and redemption orders received after the time the Funds calculate their net asset values, as described in the Funds' prospectus(es), from being aggregated with orders received before the time the Funds' net asset values are calculated and to reduce the incidence of emergencies or errors that could delay communications of trading activity to the Funds or their designee in conjunction with Section 3, "Pricing Information, Orders, Settlement,"
subsection b. If failure to implement and maintain such adequate controls causes a Fund to incur costs, expenses or losses, ING Life and ING Financial shall reimburse the Fund for any such costs, losses or expenses incurred by the Fund as a result of such failure.

           (iii) that each understands and acknowledges that it will establish and maintain programs, policies and procedures as required applicable federal, state or local law to detect and prevent money laundering. Each party shall cooperate to the extent required by applicable law to facilitate implementation of each other's anti-money laundering
(AML) program, which may include annual AML compliance certifications, periodic
AML due diligence reviews and/or other requests deemed necessary to ensure compliance with the AML regulations.

           (iv) that each of them will not, nor will they knowingly permit a customer or any authorized representative of that customer to, place transactions in an account for the benefit of any person other than that customer. Each further represents, warrants and covenants that it will not, nor knowingly permit a customer or any authorized representative to, provide false or inaccurate information to Distributor or a Fund with respect to the source of the trading activity within the customer's account.

           (v) the receipt of compensation from APLP, part of which is reimbursed to APLP by the Funds, is fully and fairly disclosed by each of them to their respective customers, including any conflict of interest of either of them and their respective customers that may result therefrom.

            (d) Representations of Distributor. Distributor represents and warrants:

            (i) that the shares of the Funds are registered under the 1933 Act, duly authorized for issuance and sale in compliance with the laws of the jurisdictions in which such shares are offered and sold; that the Funds amend their registration statements under the
1933 Act and the 1940 Act from time to time as required or in order to effect the continuous offering of its shares; and that the Funds have registered and qualified its shares for sale in accordance with the laws of each jurisdiction where such shares are offered and sold;

           (iii) that Artisan Funds, Inc. is currently qualified as a regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended, and will make every effort to maintain such qualification, and that Distributor will notify ING
Financial and ING Life promptly after any public announcement that any of the Funds have ceased to so qualify;

           (iv) that Distributor (1) is a member in good standing of the NASD, (2) is registered as a broker-dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement; and

            (v) that Distributor (1) is a limited liability company duly organized under the laws of the State of Wisconsin (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state, and securities laws, (4) is duly registered and authorized in every jurisdiction where such license or registration is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement.

           (e) Representations of APLP. APLP represents and warrants:

           (i) that it is a limited partnership duly organized and existing in good standing under the laws of the State of Delaware and is an investment adviser registered under the
Investment Advisers Act of 1940, as amended.

           (ii) that it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement, and the performance of its obligations hereunder does not and will not violate or conflict with (i) any of its governing documents or agreements or (ii) any applicable law, rule or regulation.

12.       Compliance with Law

            At all times during the term of this Agreement, each party shall comply with all laws, rules and regulations applicable to it, including without limitation (i) compliance with
Rules 22c-1 and 22c-2 under the 1940 Act and (ii) compliance with NSCC rules and operating procedures relating to Fund/SERV and Networking (as and when applicable).
Each of ING Financial and ING Life agrees to allow Distributor, or its agent, to examine and analyze each firm's compliance with the terms of this Agreement upon request and reasonable prior notice. These examinations will be conducted during regular business hours and Distributor agrees that such examinations will not unreasonably interfere with
ING's regular business activities.

13.        Rule 22c-2 Compliance.

             The parties agree that ING and Distributor will enter into a Shareholder Information
Agreement setting forth the obligations and responsibilities of the parties with respect to the trans mission of transaction information and other requirements as set forth in Rule 22c-2 under the 1940 Act. The parties further understand and agree that, notwithstanding anything contained herein to the contrary, in the event such Shareholder Information
Agreement has not been executed on or before April 16, 2007, this Agreement will automatically terminate and no additional purchases of Fund shares pursuant to this
Agreement will be permitted or allowed following such termination.

14.       Confidentiality: Maintenance of Records.

           (a) Each party agrees to keep confidential, and to treat as proprietary, all information obtained regarding the other party, its products, clients, employees,

operations, and any other information, including nonpublic personal information
(as defined in Rule 3(t) of Regulation S-P), obtained during this relationship
("Confidential Information"). Each party agrees not to use any such Confidential
Information except as necessary to carry out the purposes for which such information is disclosed, including information that is used in accordance with
Rules 14 and 15 of Regulation S-P in the ordinary course of business to carry out those purposes. Each party specifically understands that it must maintain this
Confidential Information in such a manner that no third party can access it or that it will not be disclosed to a third party without prior consent of the respective party except as required by applicable law, rule or regulation, or upon request of a governmental body, self-regulatory organization or the board of directors of
Artisan Funds, Inc.. Notwithstanding the foregoing, disclosure to each Party's attorneys and/or auditors is permitted.

              (b) Except as otherwise provided in Regulation S-P, Confidential
Information does not include information which (i) was publicly known and/or was in the possession of the party receiving Confidential Information (the
"Receiving Party") from other sources prior to its receipt from the party disclosing Confidential Information (the "Disclosing Party"); (ii) is or becomes publicly available other than as a result of a disclosure by the Receiving Party or its representatives; or (iii) is or becomes available to the Receiving Party on a non-confidential basis from a source (other than the Disclosing Party) which, to the best of the Receiving Party's knowledge, and after due inquiry, is not prohibited from disclosing such information to the Receiving Party by a legal, contractual or fiduciary obligation to the Disclosing Party.

                (c) Each party to this Agreement shall maintain and preserve all records required by this Agreement and under all applicable laws, rules and regulations to be maintained and preserved in connection with the matters contemplated by this
Agreement.

                (d) Subject to any applicable confidentiality obligations, each party hereby agrees to make available copies of all records such party is required to maintain hereunder that reasonably are requested by any other party to comply with applicable legal requirements. Upon the reasonable request of Distributor, ING shall provide copies of all records relating to the Funds or fund shareholder transactions in shares of the Funds necessary for Distributor, the Funds, their agents, representatives, auditors or legal counsel, to (i) comply with any request of a governmental body or self-regulatory organization or the board of directors of Artisan Funds, Inc., (ii) monitor and review adherence with the terms of this Agreement, and (iii) perform general customer supervision. Such copies shall be furnished at the reasonable expense of the requesting party.

15.       Governing Law.

            This Agreement and all the rights and obligations of the parties shall be governed by and construed under the laws of the State of Connecticut without giving effect to the principles of conflicts of laws and the provisions shall be continuous.

16.       Miscellaneous.

            (a) Amendment and Waiver. Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

            (b) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

            To ING Financial/ING Life Insurance and Annuity Company:

                 ING Financial Advisers, LLC/ING Life Insurance and Annuity Company
                 151 Farmington Avenue
                 Hartford, CT 06156
                 Attention: Michael C. Eldredge
                 (860) 723-3403

           To Distributor/APLP:

                 Artisan Distributors LLC
                 875 East Wisconsin Avenue, Suite 800
                 Milwaukee, WI 53202
                 Attention: General Counsel
                 (414) 390-6100

Any notice, demand or other communication given in a manner prescribed in this
Subsection (b) shall be deemed to have been delivered on receipt.

           (c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

           (d) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

             (e) Severability. In case anyone or more of the provisions contained in this
Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

             (f) Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof, and supersedes all prior agreement and understandings relating to such subject matter.

            IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first written above.

ING LIFE INSURANCE AND ANNUITY COMPANY

By /s/ Michael C. Eldredge
Name: Michael C. Eldredge
Title: Vice President

ING FINANCIAL ADVISERS, LLC

By /s/ David Kelsey
Name: David Kelsey
Title: Vice President

ARTISAN DISTRIBUTORS LLC

By /s/ Lawrence A. Totsky
Name: Lawrence A. Totsky
Title: Vice President, Treasurer & Chief Financial Officer

ARTISAN PARTNERS LIMITED PARTNERSHIP

By: Artisan Investment Corporation, its general partner

By /s/ Lawrence A. Totsky
Name: Lawrence A. Totsky
Title: Treasurer & Chief Financial Officer

Schedule A
FUNDS SUBJECT TO AGREEMENT; FEES
Name of Fund	Ticker	CUSIP
Artisan International Fund, Investor Class#	ARTIX	04314 H 20 4
Artisan International Small Cap Fund, Investor Class#*	ARTJX	04314 H 80 8
Artisan International Value Fund, Investor Class#	ARTKX	04314 H 88 1
Artisan Mid Cap Fund, Investor Class*	ARTMX	04314 H 30 3
Artisan Mid Cap Value Fund, Investor Class*	ARTQX	04314 H 70 9
Artisan Opportunistic Value Fund, Investor Class	ARTLX	04314 H 87 3
Artisan Small Cap Fund, Investor Class*	ARTSX	04314 H 10 5
Artisan Small Cap Value Fund, Investor Class*	ARTVX	04314 H 50 1

# Artisan International Fund, Artisan International Small Cap Fund and Artisan International
Value Fund impose a redemption fee of 2.00% on all redemptions and exchanges of shares held
90 days or less and other Funds may impose a redemption fee from time to time. ING agrees to deduct any applicable redemption fee from the proceeds of all applicable redemptions and exchanges by Participants and/or Contract Owners and remit those amounts to the applicable
Fund, unless otherwise agreed by INO and Artisan Funds.

* One or more of the Funds may from time to time be closed to some or all new investors. Only eligible investors as defined in the Funds' prospectus(es) from time to time may purchase shares of the Funds. Artisan International Small Cap Fund, Artisan Mid Cap Fund, Artisan Mid Cap
Value Fund, Artisan Small Cap Fund and Artisan Small Cap Value Fund are closed to most new investors. INO must verify eligibility criteria and obtain prior approval from Distributor prior to opening a new account in these Funds.

Schedule B

For any additional separate accounts

EXHIBIT I
To
SELLING AND SERVICES AGREEMENT

Procedures for Pricing and Order/Settlement Through National Securities Clearing
Corporation's Mutual Fund Profile System and Mutual Fund Settlement, Entry and
Registration Verification System

1.        As provided in Section 3(f) of the Selling and Services Agreement and Fund
Participation Agreement, the parties hereby agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Fund shares through National
Securities Clearing Corporation ("NSCC") and its subsidiary systems as follows:

(a)	Distributor or the Funds will furnish to ING Financial or its affiliate through NSCC's Mutual Fund Profile System ("MFPS") (1) the most current net asset value information for each Fund, (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the Fund's ex-date, and (3) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor. All such information shall be furnished to ING Financial or its affiliate by 6:30 p.m. Eastern Time on each business day that the Fund is open for business (each a "Business Day") or at such other time as that information becomes available. Changes in pricing information will be communicated to both NSCC and ING Financial or its affiliate.

(b)	Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the time at which a Fund's net asset value is calculated as specified in such Fund's prospectus ("Close of Trading") on each Business Day ("Instructions"), and upon its determination that there are good funds with respect to Instructions involving the purchase of Shares, ING Financial or its affiliate will calculate the net purchase or redemption order for each Fund. Orders for net purchases or net redemptions derived from Instructions received by ING Financial or its affiliate prior to the Close of Trading on any given Business Day will be sent to the Defined Contribution Interface of NSCC's Mutual Fund Settlement, Entry and Registration Verification System ("Fund/SERV") by 5:00 a.m. Eastern Time on the next Business Day. Subject to ING Financial's or its affiliate's compliance with the foregoing, ING Financial or its affiliate will be considered the agent of the Distributor and the Funds, and the Business Day on which Instructions are received by ING Financial or its affiliate in proper form prior to the Close of Trading will be the date as of which shares of the Funds are deemed purchased, exchanged or redeemed pursuant to such Instructions. Instructions received in proper form by ING Financial or its affiliate after the Close of Trading on any given Business Day will be treated as if received on the next following Business Day. Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Fund's then current prospectuses.

(c)	ING Financial or its affiliate will wire payment for net purchase orders by the Fund's NSCC Firm Number, in immediately available funds, to an NSCC settling bank account designated by ING Financial or its affiliate no later than 5:00 p.m. Eastern time on the same Business Day such purchase orders are communicated to NSCC. For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

(d)	NSCC will wire payment for net redemption orders by Fund, in immediately available funds, to an NSCC settling bank account designated by ING Financial or its affiliate, by 5:00 p.m. Eastern Time on the Business Day such redemption orders are communicated to NSCC, except as provided in a Fund's prospectus and statement of additional information.

(e)	With respect to (c) or (d) above, if Distributor does not send a confirmation of ING Financial's or its affiliate's purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day's payment cycle, payment for such purchases or redemptions will be made the following Business Day.

(f)	If on any day ING Financial or its affiliate or Distributor is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to Distributor or to ING Financial or its affiliate, as applicable, as is otherwise provided in the Agreement.

(g)	Processing errors which result from any delay or error caused by ING may be adjusted through Fund/SERV by ING by entering the necessary transactions on an as-of basis; provided, however, prior authorization must be obtained from Distributor if the transaction is backdated more than five business days or to a previous calendar year. The cost to the Fund or Distributor of such transactions shall be borne by ING.

(h)	These procedures are subject to any additional terms in each Fund's prospectus and the requirements of applicable law. The Funds reserve the right, at their discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any Fund.

2.        ING Financial or its affiliate, Distributor and clearing agents (if applicable) are each required to have entered into membership agreements with NSCC and met all requirements to participate in the MFPS and Fund/SERV systems before these procedures may be utilized. Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NSCC applicable to the MFPS and
Fund/SERV system and the Networking Matrix Level utilized.

3.         Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the
Agreement shall have the same meaning as in this Exhibit.

EXHIBIT II

EXCESSIVE TRADING POLICY

Various business units of ING offer variable annuity, variable life insurance and retirement plan products through which customers may invest directly or indirectly in one or more mutual funds. Frequent purchases and redemptions of a fund's shares, such as those associated with "market timing," can adversely affect the fund and the returns achieved by the fund's share-holders. As a result, many of the funds that are available through ING's products are taking measures to protect the fund and its shareholders from potentially harmful trading activity. These measures include reserving the right to reject purchase requests from shareholders who are making frequent purchases and redemptions of a fund's shares.

ING, as the provider of multi-fund products, has adopted a definition of "Excessive Trading"
that is intended to respond to a majority of the restrictions on such trading activity that have been adopted by the various fund families. ING's current definition of Excessive Trading and our policy with respect to such trading activity is outlined below.

1.	ING currently defines Excessive Trading as more than one purchase and sale of the same fund (including money market funds) within a thirty (30) day period. Each fund offered through ING's products, either by prospectus or stated policy, has adopted or may adopt its own definition of Excessive Trading. Therefore ING reserves the right, without prior notice, to modify its general definition or to develop another definition that may apply to a particular fund, product or individual, depending on the needs of a particular fund and/or state or federal regulatory requirements.
A purchase followed by one or more sales and then another purchase of the same fund, or a sale followed by one or more purchases and then another sale of the same fund would meet ING's definition of Excessive Trading. The following transactions are excluded when determining whether trading activity is excessive:

  Purchases or sales of shares related to non-fund transfers (for example, new purchase payments, withdrawals and (loans);
  Transfers associated with scheduled dollar cost averaging and scheduled rebalancing programs;
  Purchases and sales of fund shares in the amount of $250 or less; and
  Purchases and sales of funds that affirmatively permit short-term trading in their fund shares, and movement between such funds and the money market fund.
2.	ING actively monitors fund transfer and reallocation activity within its products to identify Excessive Trading.

3.	If ING determines that an individual has used one or more of its products to engage in Excessive Trading, ING will send that individual a one-time warning letter and place that individual on a watch list. According to the needs of the various business units, a copy of the warning letter may also be sent, as applicable, to the person(s) or entity authorized to initiate fund transfers or reallocations, the agent/registered representative or investment adviser for that individual.

4.	If ING determines that an individual has used one or more of its products to engage in Excessive Trading after having received a warning letter as described above, ING will send a second letter to the individual. This letter will state that the individual's ability to initiate fund transfers or reallocations through the Internet, facsimile, telephone calls to the company's service center, or other electronic trading medium that ING may make available from time to time ("Electronic Trading Privileges") has been suspended for a period of 6 months. All fund transfers or reallocations will then have to be initiated by providing written instructions to ING via mail. During the Suspension Period, "inquiry only" privileges will be permitted where and when possible.

5.	Following the 6 month suspension period, the Electronic Trading Privileges may again be restored, but ING will continue to monitor the fund transfer and reallocation activity.

Any future Excessive Trading will result in an indefinite suspension of the Electronic Trading Privileges.

6.	ING may elect to limit fund trading or reallocation privileges with respect to any individual, with or without prior notice, if ING determines that the individual's trading activity is disruptive, regardless of whether the individual's trading activity fall within the definition of Excessive Trading set forth above.